Exhibit 1

                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Prospectus Supplement dated May 27, 1997 (to the Prospectus dated March 6, 1997) of Salomon Brothers Mortgage Securities VII, Inc., relating to New Century Asset-Backed Floating Rate Certificates, Series 1997-NC2 of our report dated January 24, 1997, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts."


                                       /s/ Coopers & Lybrand L.L.P.
                                       COOPERS & LYBRAND L.L.P.



New York, New York
May 27, 1997